FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE ANNOUNCES CFO TRANSITION

MINNEAPOLIS, MN, November 8, 2021 – Centerspace (NYSE: CSR) announced today that Bhairav Patel is joining the Company as Executive Vice President and will transition into the role of Chief Financial Officer (“CFO”) in the first quarter of 2022. John Kirchmann, current Executive Vice President and CFO, will be leaving the Company to pursue other opportunities in the first half of next year.

Mr. Patel is a seasoned real estate finance and investment executive with more than 15 years of finance and accounting experience. He previously served as Executive Vice President of Finance and Accounting for New Senior Investment Group Inc. (“New Senior”). Mr. Patel joined New Senior in January 2019 upon the internalization of the company’s management function and was later appointed its Interim Chief Financial Officer in October 2019, a position in which he served until New Senior was acquired in September 2021 by Ventas. During his tenure at New Senior, he was responsible for overseeing the company’s accounting, finance, treasury and tax functions. Prior to New Senior, he served as Managing Director in Fortress Investment Group’s (“Fortress”) private equity group beginning in March 2016, when he was appointed as the Chief Accounting Officer for New Senior, which was externally managed by Fortress at the time. Mr. Patel joined Fortress in 2007 and served in various capacities within the corporate accounting and finance divisions, including as head of Fortress’ financial planning & analysis group. Prior to joining Fortress in 2007, Mr. Patel served as an accounting manager at GSC Group, an alternative asset manager focused on credit-based strategies. He received a Bachelor’s degree and a Master’s degree in Commerce from the University of Mumbai (India) and is a Certified Public Accountant (inactive).

“Since joining us, John has been an integral part of our organization, playing a vital role in our growth and evolution into a focused apartment owner and operator. John will continue to serve as CFO while we transition the leadership of the finance and accounting group in the coming months, and we are grateful for John’s contributions, leadership, and commitment to a positive transition,” said Mark O. Decker, Jr., President and Chief Executive Officer. “We believe Bhairav’s experience will serve Centerspace well and welcome him to our team.”

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 79 apartment communities consisting of 14,275 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2021 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.